EXHIBIT 9

                                  PROMISSORY NOTE

$15,450,000.00                                                      June 3, 2005

            FOR VALUE RECEIVED, the undersigned, OAK FINANCE INVESTMENTS LIMITED, a British Virgin Islands company, having its principal place of business at c/o Arias Fabrega & Fabrega Trust Company BVI Ltd., 325 Waterfront Drive, Omar Hodge Building, 2nd Floor, Wickham's Cay, Road Town, Tortola, BVI ("Borrower"), promises to pay to the order of STONEGATE BANK, with an address at P.O. Box 4678, Fort Lauderdale, Florida 33338-4678 ("Lender"), the principal sum of FIFTEEN MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS ($15,450,000.00) (the "Principal Amount") advanced (the "Advance") by Lender to Borrower on the date hereof pursuant to the Line of Credit Agreement (as defined below), together with interest on the unpaid Principal Amount thereof computed from the date hereof, at the rates provided herein until the Final Maturity Date, unless accelerated sooner (the "Maturity Date"); provided, however, that from and after
(i) the Maturity Date, whether upon stated maturity, acceleration or otherwise, or (ii) the date on which the interest rate hereunder is increased to the Default Rate (as hereinafter defined) as provided herein, such additional interest shall be computed at the Default Rate.

            Defined terms used herein but not defined herein shall have the meaning ascribed to them in the Line of Credit Agreement entered into as of May 24, 2005 by and between Borrower, Lender and the other lenders party thereto, and Stonegate Bank, as administrative agent and collateral agent (the "Line of Credit Agreement").

            Principal and interest hereunder shall be payable as follows:

            (a) Interest on the entire principal amount of the Advance from and including the date on which the Advance is made to but excluding the Final Maturity Date at the rate of fifteen percent (15%) per annum (such rate being referred to as the "Non-Default Interest Rate"). On the Escrow Closing Date, interest on the entire principal amount of the Advance will be paid in advance for the period from the Escrow Closing Date through and including August 31, 2005. After August 31, 2005, accrued interest on the Advance shall be payable by Borrower (i) monthly in arrears, with the first payment due one month following August 31, 2005 and continuing on the first Business Day of each succeeding month, and (ii) on each date on which such Advance or any portion thereof shall be paid (whether at stated maturity, by acceleration or otherwise); provided, however, that if Borrower prepays interest on the entire principal amount of the Advance through the period ending September 30, 2005 in accordance with clause
(ii) of the definition of "Final Maturity Date" in the Line of Credit Agreement, accrued interest on the Advance shall be payable by Borrower monthly in arrears after September 30, 2005 with the first payment due one month following September 30, 2005.

            (b) All principal, interest and other sums due hereunder, shall be due and payable on the Maturity Date. Each payment of principal of an Advance shall be accompanied by unpaid interest accrued on such principal to the date of payment.

            (c) This Note and the Advance may be prepaid at any time in whole or in part, provided, however, that unless the Note and Advance are being prepaid in whole, any such prepayment shall be in an amount that is an integral multiple of $10,000 and not less than $100,000. Notwithstanding any such prepayment, in whole or in part, of the principal amount of the Advance, interest (the "Minimum Interest") shall accrue and shall be payable on the Principal Amount from and including the Escrow Closing Date to but excluding the Final Maturity Date (i.e., $2,512,500.00), in accordance with the foregoing paragraph (a), provided, however, that Minimum Interest shall not accrue and be payable on or with respect to any principal amounts of the Advance prepaid as required by Section 2(g) of the Line of Credit Agreement from and after the date of such prepayment; provided, further, that if the entire principal amount of the Advance at the time outstanding is prepaid before November __, 2005, the sixth month anniversary of this Note, then the Minimum Interest will be deemed to have accrued on the Principal Amount from the date of this Note through such prepayment date in the aggregate amount of $1,675,000, and such Minimum Interest, less the aggregate amount of interest previously paid hereunder, shall be due and payable on the date of such prepayment. The Minimum Interest shall constitute part of the Obligations.

            Each payment shall be credited first to Lender's collection expenses provided for in any of the Loan Documents, next to late charges provided for in any of the Loan Documents, next to unpaid interest (including, in the event of prepayment in whole, the Minimum Interest), and the balance, if any, to the reduction of principal. The interest on this Note shall be calculated on the basis of a 30-day month and a 360-day year. Except as otherwise provided in the Loan Documents, if the due date of any payment to be made hereunder would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

            As used herein, the term "Default Rate" shall mean a rate per annum equal to 36%, but in no event shall the Default Rate be in excess of the Maximum Rate (as hereinafter defined).

            If any payment of interest is not paid on or before the due date for such payment (after giving effect to any grace or notice period), a late charge equal to the lesser of ten percent (10%) of such overdue payment or the maximum amount permitted by applicable law shall automatically become due to the holder of this Note, subject, however, to the limitation that late charges may be assessed only once on each overdue payment. Said late charges do not constitute interest and shall constitute compensation to the holder of this Note for collection and Lender's administration costs incurred hereunder. In addition, if any payment of principal or interest is not paid when due (after giving effect to any grace or notice period provided in the Loan Documents), the holder of this Note shall have the right, upon written notice to Borrower, to increase the rate of interest per annum on the entire amount due and payable under this Note and any other Loan Documents to the Default Rate and, upon said notice such rate increase shall be effective retroactively as of the date the overdue payment was due and shall remain in force and effect for so long as such default shall continue. This paragraph shall not be construed as an agreement or privilege to extend the due date of any payment, nor as a waiver of any other right or remedy accruing to the holder of this Note by reason of any default.

            It is understood and agreed that, except as may be provided in the Line of Credit Agreement, Borrower shall not be entitled to a refund of the interest (other than interest which has been prepaid but not yet earned), any fees, points, charges and the like paid by Borrower to Lender in connection with the Advance, or for fees and expenses incurred by Lender in making the Advance, all of which payments shall be retained by Lender from and after the date each such payment is made hereunder.


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

            Borrower and each surety, endorser and guarantor hereof hereby waive all presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, demand for payment, protest, notice of protest and notice of dishonor, to the extent permitted by law, except for those notices expressly provided for herein. Borrower further waives trial by jury. No extension of time for payment of this Note or any installment hereof, no alteration, amendment or waiver of any provision of this Note and no release or substitution of any collateral securing Borrower's obligations hereunder shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower under this Note.

            Any forbearance by the holder of this Note in exercising any right or remedy hereunder or under any other agreement or instrument in connection with this line of credit or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of any right or remedy by the holder of this Note. The acceptance by the holder of this Note of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the right of the holder of this Note to require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

            If this Note is placed in the hands of an attorney for collection, Borrower shall pay all costs incurred and reasonable attorneys' fees for legal services in the collection effort whether or not suit be brought.

            At the election of the holder of this Note, all payments due hereunder may be accelerated, and this Note shall become immediately due and payable without notice or demand, upon the occurrence of an Event of Default under any Loan Document, which default is not cured within any grace period expressly provided therefor in such Loan Document; provided, however, that in the case of the occurrence of an Event of Default referred to in Sections 10(j),
(k), (l) or (m) of the Line of Credit Agreement, all payments due hereunder shall be automatically accelerated and this Note shall become immediately due and payable without notice or demand and without any further action on the part of Lender. In addition to the rights and remedies provided herein, the holder of this Note may exercise any other right or remedy in any other document, instrument or agreement evidencing, securing or otherwise relating to the indebtedness evidenced hereby in accordance with the terms thereof, or under applicable law, all of which rights and remedies shall be cumulative.

            If this Note is transferred in any manner, the right, option or other provisions herein shall apply with equal effect in favor of any subsequent holder hereof.

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

            Notwithstanding anything to the contrary contained herein, under no circumstances shall the aggregate amount paid or agreed to be paid hereunder exceed the highest lawful rate permitted under applicable usury law (the "Maximum Rate") and the payment obligations of Borrower under this Note are hereby limited accordingly. If under any circumstances, whether by reason of advancement or acceleration of the maturity of the unpaid principal balance hereof or otherwise, the aggregate amounts paid on this Note shall include amounts which by law are deemed interest and which would exceed the Maximum Rate, Borrower stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Borrower and the holder of this Note, and the party receiving such excess payments shall promptly credit such excess (to the extent only of such payments in excess of the Maximum Rate) against the unpaid principal balance hereof and any portion of such excess payments not capable of being so credited shall be refunded to Borrower.

            This Note is secured by the Pledge Agreements each executed in connection with this Note and the Line of Credit Agreement, and is entitled to the benefits and security thereof and any other documents or agreements given to Agent or Lender by Borrower, the Guarantors, or others as security for the Advance made under the Facility. This Note is guaranteed by the Guaranties and reference is made to the Guaranties for the respective rights of the parties thereunder. Borrower hereby agrees to indemnify, defend and hold harmless Lender from and against any and all claims, loss, cost, damage or expense (including, without limitation, reasonable attorneys' fees) which may be incurred by Lender as provided in the Line of Credit Agreement.

            All payments of principal and interest hereunder are payable in lawful money of the United States of America and shall be made by wire transfer to Agent, for the account of Lender, at such bank or other financial institution as Agent designates pursuant to wiring instructions to be provided to Borrower at the Closing of the Advance or thereafter.

            Borrower is hereby prohibited from exercising against Lender any right or remedy which it might otherwise be entitled to exercise against any one or more (but less than all) of the parties constituting Lender, including without limitation any right of setoff or any defense.

            This Note shall be binding on the parties hereto and their respective heirs, legal representatives, executors, successors and assigns.

            This Note shall be construed without any regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted.

            This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law considerations. Borrower hereby irrevocably consents to the jurisdiction of the courts of the State of New York, County of New York and of any federal court located in the Southern District of New York in connection with any action or proceeding arising out of or relating to this Note or the other Loan Documents.

            This Note may not be changed or terminated orally.

            A determination that any portion of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision to the extent legally permissible and otherwise as it may apply to other persons or circumstances.

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

            JURY TRIAL WAIVER. BORROWER AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY BORROWER OR THE HOLDER OF THIS NOTE ON OR WITH RESPECT TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, BORROWER WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER ACKNOWLEDGES AND AGREES THAT THIS PARAGRAPH IS A SPECIFIC AND MATERIAL ASPECT OF THIS NOTE AND THAT LENDER WOULD NOT EXTEND CREDIT TO BORROWER IF THE WAIVERS SET FORTH IN THIS PARAGRAPH WERE NOT A PART OF THIS NOTE.

             [Remainder of page intentionally left blank. Signature
                                 page follows.]


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

            IN WITNESS WHEREOF, the undersigned has executed this Note on the date first set forth above.

                                         OAK FINANCE INVESTMENTS LIMITED


                                         By: /s/ Kishore Jhunjhunwala
                                             -----------------------------------
                                             Name: Kishore Jhunjhunwala

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